STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is entered into this 10th day of May 2010, by and between Knight Inc., a Nevada Corporation ("Knight") and Xtreme Oil & Gas, Inc. (OTCPK:XTOG), a Nevada Corporation ("Xtreme").

WHEREAS, Knight desires to sell one million one hundred sixty thousand (1,160,000) shares of Common Stock of Xtreme ("XTOG Shares") and Xtreme agrees to purchase these shares back, upon the terms and conditions set forth herein.

NOW, THEREFORE In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

I.

SALE AND PURCHASE OF THE SHARES

1.1 **Sale and Purchase.** Subject to the terms and conditions hereof, Knight agrees to sell, assign, transfer, convey and deliver to Xtreme and Xtreme agrees to purchase from Knight the XTOG shares.

1.2 **Purchase Price.** The Purchase price ("Purchase Price") for the 1,160,000 XTOG shares shall be:

- 400,000 common shares of stock in Small Cap Strategies, Inc. (OTCBB:SMCA), a Nevada Corporation ("Small Cap"), which represents 100% of Xtreme's ownership of SMCA Stock

- The transfer to Knight of a $40,000 payable due from Small Cap to Xtreme, which represents 100% of Xtreme's receivable from Small Cap.

- $35,000 in Cash.

1.3 **Closing Date.** The Closing Date will be the date that Knight receives 100% of the sales price for the XTOG stock from Xtreme, which must be received in full by May 30th, 2010.

II.

2.1 **Applicable Law.** This Agreement shall be construed under the laws of the State of Nevada.

2.2 **Attorneys' Fees and Expenses.** The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

IN WITNESS WHEREOF, The undersigned parties have duly executed this agreement on the date first written above.

Knight:	Xtreme:
Bryce Knight, President and Owner **Knight Inc.**	**Nick DeVito, Chief Operations Officer** **Xtreme Oil & Gas, Inc.**